EXHIBIT (m)(1)(b)

SCHEDULE A

EATON VANCE MUNICIPALS TRUST II
CLASS A DISTRIBUTION PLAN

Name of Fund	Adoption Date

Eaton Vance Insured Municipals Fund	June 23, 1997
(formerly Eaton Vance Florida Insured Municipals
Fund
Eaton Vance Hawaii Municipals Fund	June 23, 1997
Eaton Vance High Yield Municipals Fund	June 23, 1997
Eaton Vance Kansas Municipals Fund	June 23, 1997
Eaton Vance Tax-Advantaged Bond Strategies Short	February 3, 2009
Term Fund (formerly Eaton Vance Tax-Advantaged
Bond Strategies Fund)
Eaton Vance Tax-Advantaged Bond Strategies	October 19, 2009
Intermediate Term Fund
Eaton Vance Tax-Advantaged Bond Strategies	October 19, 2009
Long Term Fund